Exhibit 16.1

April 20, 2017

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Re:          Focus Universal Inc.

       Commission File Number 000-55247

Dear Sir or Madam:

We have received a copy of Form 8-K/A, and are in agreement with the statements being made by Focus Universal Inc. (the "Company") in Item 4.01 of its revised Form 8-K/A dated April 20, 2017, captioned "Changes in Registrant's Certifying Accountant" except the followings:

1)	We have communicated with Board of Directors of the Company number of times that the Company's internal control over financial reporting contains material weaknesses. In order for the Company to prepare reliable financial statements, it is necessary for the Company to design and implement effective internal control over financial reporting.

2)	Additionally, we have no basis on which to agree or disagree with the statements made in Item 4.01, Subsection (b) paragraph 1.

Sincerely,

18662 MACARTHUR BLVD.

SUITE 200

IRVINE. CA 92612, U.S.A.

Tel. 1.949.531.6180

Fax 1.949.861.6240

www.dyhcpa.com